EXHIBIT 99.1

For Immediate Release
Contact:  Harvey Grossblatt, President
Universal Security Instruments, Inc.
410-363-3000, Ext. 224
or
Don Hunt, Jeff Lambert
Lambert, Edwards & Associates, Inc.
616-233-0500

Universal Security Instruments Reports Fourth-Quarter and Year-End Results

OWINGS MILLS, Md. June 28, 2011 - Universal Security Instruments, Inc. (NYSE Amex: UUU) today announced results for its fourth quarter and fiscal year ended March 31, 2011.

Universal reported fourth quarter net income of $247,993, or $0.10 per basic and diluted share, on sales of $3,378,294.  This compares to net income of $468,223, or $0.20 per basic and diluted share, on sales of $6,301,918 for the comparable period of the previous year.

For the 12 months ended March 31, 2011, sales were $13,249,604 versus $26,439,118 for the same period last year.  The Company reported net earnings of $817,781, or $0.34 per basic and diluted share, versus net income of $2,268,048, or $0.95 per basic and diluted share, for the same period last year.  The Company’s book value at March 31, 2011 has increased to $11.31 per share versus $10.96 per share at March 31, 2010.

“The fiscal year ended March 31, 2011 was a challenging year for your Company due to the loss of a major customer.  In addition, our expected increase in sales from our new generation (New Gen) smoke and CO alarms has not yet materialized.  While we have received independent testing approvals for a number of the New Gen products, some of the approvals, being slower than anticipated, have delayed sales. Once all the necessary approvals and inventory from our Joint Venture factory are on hand, we expect sales to increase significantly from the current levels,” said Harvey Grossblatt, Chairman and CEO of Universal.

UNIVERSAL SECURITY INSTRUMENTS, INC. is a U.S.-based manufacturer (through its Hong Kong Joint Venture) and distributor of safety and security devices. Founded in 1969, the Company has a 42 year heritage of developing innovative and easy-to-install products, including smoke, fire and carbon monoxide alarms. For more information on Universal Security Instruments, visit our website at www.universalsecurity.com.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws that inherently include certain risks and uncertainties.  Actual results could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, among other items, our and our Hong Kong Joint Venture's respective ability to maintain operating profitability, currency fluctuations, the impact of current and future laws and governmental regulations affecting us and our Hong Kong Joint Venture and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.  We do not undertake and specifically disclaim any obligation to update any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  We will revise our outlook from time to time and frequently will not disclose such revisions publicly.

— more –

11407 CRONHILL DRIVE, SUITE A • OWINGS MILLS, MARYLAND 21117, USA
 (410) 363-3000  •  www.universalsecurity.com

Universal/Page 2
UNIVERSAL SECURITY INSTRUMENTS, INC.
CONSOLIDATED STATEMENT OF INCOME

	(UNAUDITED)
	Three Months Ended March 31,
	2011	2010
Sales	$3,378,294	$6,301,918
Net income	247,993	468,223
Net income per share – basic	0.10	0.20
Net income per share – diluted	0.10	0.20
Weighted average number of common shares outstanding
Basic	2,387,887	2,387,887
Diluted	2,396,830	2,398,927

	(AUDITED)
	Twelve Months Ended March 31,
	2011	2010
Sales	$13,249,604	$26,439,118
Net income	817,781	2,268,048
Net income per share – basic	0.34	0.95
Net income per share – diluted	0.34	0.95
Weighted average number of common shares outstanding
Basic	2,387,887	2,387,887
Diluted	2,395,766	2,398,300

CONSOLIDATED BALANCE SHEET

	March 31,
	2011	2010
ASSETS
Cash, cash equivalents and investments	$6,728,593	$6,255,521
Accounts receivable and amount due from factor	2,216,635	4,374,224
Inventory	3,534,011	3,439,906
Prepaid expenses	519,356	351,192
TOTAL CURRENT ASSETS	12,998,595	14,420,843
INVESTMENT IN HONG KONG JOINT VENTURE	13,149,614	12,153,456
PROPERTY, PLANT AND EQUIPMENT – NET	203,440	199,163
DEFERRED TAX ASSET AND OTHER ASSETS	2,132,129	1,897,292
TOTAL ASSETS	$28,483,778	$28,670,754

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,247,494	$2,162,755
Accrued liabilities	210,998	279,035
TOTAL CURRENT LIABILITIES	1,458,492	2,441,790
LONG TERM OBLIGATION	25,000	46,459
SHAREHOLDERS’ EQUITY
Common stock, $.01 par value per share; authorized 20,000,000 shares; issued and outstanding 2,387,887 shares at March 31, 2011 and March 31, 2010, respectively	23,879	23,879
Additional paid-in capital	13,135,198	13,135,198
Retained earnings	13,841,209	13,023,428
TOTAL SHAREHOLDERS’ EQUITY	27,000,286	26,182,505
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$28,483,778	$28,670,754

Report and Financial Statements

Eyston Company Limited

For the year ended 31 March 2011

Eyston Company Limited

JV-1

Report of independent registered
public accounting firm

To the Board of Directors of Eyston Company Limited

We have audited the accompanying consolidated statement of financial position of Eyston Company Limited (the "company") and subsidiaries (together referred to as the "group"), as of March 31, 2011, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended.  These financial statements are the responsibility of the group's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the group as of March 31, 2011, and the consolidated results of its comprehensive income and its cash flows the year then ended, in accordance with Hong Kong Financial Reporting Standards.

Grant Thornton

Guangzhou, China

27 June 2011

JV-2

Report of independent registered
public accounting firm

To the Board of Directors of Eyston Company Limited

We have audited the accompanying consolidated statement of financial position of Eyston Company Limited (the "company") and subsidiaries (together referred to as the "group"), as of March 31, 2010, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the two years in the period ended March 31, 2010.  These financial statements are the responsibility of the group's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the group as of March 31, 2010, and the consolidated results of its comprehensive income and its cash flows for each of the two years in the period ended March 31, 2010, in accordance with Hong Kong Financial Reporting Standards.

JBPB & Co. (formerly known as Grant Thornton)

Hong Kong

14 June 2010

Eyston Company Limited	JV-3

Consolidated statement of comprehensive income for the year ended 31 March

	Notes	2011	2010	2009
		HK$	HK$	HK$

Turnover	5	188,366,366	223,675,013	281,284,464

Cost of sales		(138,271,637)	(160,780,821)	(206,656,292)

Gross profit		50,094,729	62,894,192	74,628,172

Other income	6	5,858,977	4,882,052	2,612,487

Administrative expenses		(26,539,453)	(33,155,873)	(41,204,939)

Profit from operations		29,414,253	34,620,371	36,035,720

Finance costs	7	(64,783)	(54,529)	(112,823)

Profit before income tax	8	29,349,470	34,565,842	35,922,897

Income tax expense	9	(2,893,213)	(3,410,042)	(4,541,928)

Profit for the year	10	26,456,257	31,155,800	31,380,969

Other comprehensive income
Changes in fair value of available-for-sale financial assets		26,923	847,868	(44,862)
Exchange differences arising on translation of financial statements of subsidiaries		(337,169)	(118,841)	5,043,295

Other comprehensive income for the year		(310,246)	729,027	4,998,433

Total comprehensive income for the year		26,146,011	31,884,827	36,379,402

The footnotes form an integral part of these financial statements.

Eyston Company Limited	JV-4

Consolidated statement of financial position
as at 31 March

	Notes	2011	2010
		HK$	HK$

ASSETS AND LIABILITIES

Non-current assets
Property, plant and equipment	12	57,397,484	60,553,308
Advanced lease payments	13	13,345,713	13,792,045
Available-for-sale financial assets	14	62,707,788	32,585,512
Deposit for acquisition of property, plant and equipment		-	281,379
Pledged bank balances	19	569,775	569,775

		134,020,760	107,782,019
Current assets
Inventories	16	35,345,847	30,124,704
Available-for-sale financial assets	14	4,033,575	3,595,800
Trade and other receivables	17	3,734,519	12,409,250
Amount due from a shareholder	20	3,967,752	11,122,337
Cash and cash equivalents	19	62,947,017	71,317,289
		110,028,710	128,569,380
Current liabilities
Trade and other payables		22,382,706	27,887,330
Obligations under finance lease		10,700	21,000
Amount due to a related company	20	1,867,192	2,761,291
Loans from shareholders	21	2,868,954	2,868,954
Collateralised bank advances		-	1,354,556
Provision for taxation		2,754,717	2,402,757
		29,884,269	37,295,888

Net current assets		80,144,441	91,273,492

Non-current liabilities
Obligations under finance lease		-	10,700
Deferred tax liabilities	22	3,844	187,816
Net assets		214,161,357	198,856,995

EQUITY

Share capital	23	200	200
Reserves	24	214,161,157	198,856,795
		214,161,357	198,856,995

The footnotes form an integral part of these financial statements.

Eyston Company Limited	JV-5

Statement of financial position
as at 31 March

	Notes	2011	2010
		HK$	HK$
ASSETS AND LIABILITIES

Non-current assets
Property, plant and equipment	12	1,914,385	4,542,212
Advanced lease payments	13	-	145,845
Available-for-sale financial assets	14	62,707,788	32,585,512
Interests in subsidiaries	15	140,620,975	114,490,967
Pledged bank balances	19	569,775	569,775
		205,812,923	152,334,311
Current assets
Inventories	16	35,345,847	30,124,704
Available-for-sale financial assets	14	4,033,575	3,595,800
Other receivables		1,405,909	6,516,393
Amounts due from subsidiaries	18	19,682,812	25,759,355
Cash and cash equivalents	19	24,078,565	48,436,945
		84,546,708	114,433,197
Current liabilities
Trade and other payables		11,188,719	12,622,218
Obligations under finance lease		10,700	21,000
Amount due to a subsidiary	18	1,349,006	1,507,198
Amount due to a related company	20	1,867,192	2,761,291
Loans from shareholders	21	2,868,954	2,868,954
Provision for taxation		434,976	92,957
		17,719,547	19,873,618
Net current assets		66,827,161	94,559,579

Non-current liabilities
Obligations under finance lease		-	10,700
Deferred tax liabilities	22	3,844	187,816
Net assets		272,636,240	246,695,374

EQUITY

Share capital	23	200	200
Reserves	24	272,636,040	246,695,174
		272,636,240	246,695,374

The footnotes form an integral part of these financial statements.

Eyston Company Limited	JV-6

Consolidated statement of changes in equity

	Share capital	Exchange reserve	Fair value Reserve	Retained profits	Total
	HK$	HK$	HK$	HK$	HK$

Balance at 1 April 2008	200	7,324,635	119,376	142,761,487	150,205,698

Dividends declared (note 11)	-	-	-	(15,068,948)	(15,068,948)
Transaction with owners	-	-	-	(15,068,948)	(15,068,948)

Profit for the year	-	-	-	31,380,969	31,380,969
Other comprehensive income
Change in fair value of available-for-sale financial assets	-	-	(44,862)	-	(44,862)
Exchange differences arising on translation of financial statements of subsidiaries	-	5,043,295	-	-	5,043,295
Total comprehensive income for the year	-	5,043,295	(44,862)	31,380,969	36,379,402

Balance at 31 March 2009 and 1 April 2009	200	12,367,930	74,514	159,073,508	171,516,152

Dividends declared (note 11)	-	-	-	(16,243,984)	(16,243,984)
Dividends reversed	-	-	-	11,700,000	11,700,000
Transaction with owners	-	-	-	(4,543,984)	(4,543,984)

Profit for the year	-	-	-	31,155,800	31,155,800
Other comprehensive income
Change in fair value of available-for-sale financial assets	-	-	847,868	-	847,868
Exchange differences arising on translation of financial statements of subsidiaries	-	(118,841)	-	-	(118,841)
Total comprehensive income for the year	-	(118,841)	847,868	31,155,800	31,884,827

Balance at 31 March 2010 and 1 April 2010	200	12,249,089	922,382	185,685,324	198,856,995

Dividends declared (note 11)	-	-	-	(10,841,649)	(10,841,649)
Transaction with owners	-	-	-	(10,841,649)	(10,841,649)

Profit for the year	-	-	-	26,456,257	26,456,257
Other comprehensive income
Change in fair value of available-for-sale financial assets	-	-	26,923	-	26,923
Exchange differences arising on translation of financial statements of subsidiaries	-	(337,169)	-	-	(337,169)
Total comprehensive income for the year		(337,169)	26,923	26,456,257	26,146,011

Balance at 31 March 2011	200	11,911,920 *	949,305 *	201,299,932 *	214,161,357

*	These reserve accounts comprise the consolidated reserves of HK$214,161,157 (2010: HK$198,856,795) in the consolidated statement of financial position.

The footnotes form an integral part of these financial statements.

Eyston Company Limited	JV-7

Consolidated statement of cash flows
for the year ended 31 March

	2011	2010	2009
	HK$	HK$	HK$

Cash flows from operating activities
Profit before income tax	29,349,470	34,565,842	35,922,897
Adjustments for :
Amortisation of advanced lease payments	446,331	561,950	581,797
Depreciation of property, plant and equipment	7,838,547	8,501,348	8,721,931
Exchange (gain)/loss on available-for-sale financial assets	(997,645)	(1,490,744)	420,648
(Gain)/Loss on disposal of available-for-sale financial assets	(479,412)	(94,575)	(61,620)
Loss/(Gain) on disposal of property, plant and equipment	-	-	42,989
Interest expense	64,783	54,529	112,823
Interest income	(3,026,578)	(1,672,099)	(1,413,626)
Operating profit before working capital changes	33,195,496	40,426,251	44,327,839
(Increase)/Decrease in amount due from a shareholder	7,154,585	(5,303,448)	(10,380,402)
(Increase)/Decrease in inventories	(5,221,143)	(2,279,015)	508,808
(Increase)/Decrease in trade and other receivables	8,674,731	(7,343,376)	489,919
Increase in pledged bank balances	-	(2,725)	(567,050)
(Decrease)/Increase in amount due to a related company	(894,099)	(619,772)	1,051,910
Decrease in obligations under finance lease	(21,000)	(21,000)	(21,000)
Increase/(Decrease) in collateralised bank advances	(1,354,556)	1,013,306	(630,062)
Increase/(Decrease) in trade and other payables	(5,504,623)	10,655,441	(4,338,444)
Cash generated from operations	36,029,391	36,525,662	30,441,518
Interest received	3,026,578	1,672,099	1,413,626
Interest paid	(64,783)	(54,529)	(112,823)
Dividends paid	(10,841,649)	(8,121,992)	(9,237,311)
Income tax paid	(2,790,289)	(5,382,922)	(1,782,192)
Net cash generated from operating activities	25,359,248	24,638,318	20,722,818

Cash flows from investing activities
Deposit paid for acquisition of property, plant and equipment	281,379	(281,379)	-
Purchase of property, plant and equipment	(4,682,723)	(4,839,702)	(9,724,320)
Purchase of available-for-sale financial assets	(40,511,549)	(14,147,266)	(22,013,993)
Proceeds from disposal of available-for-sale financial assets	11,183,373	2,067,000	23,478,000
Net cash used in investing activities	(33,729,520)	(17,201,347)	(8,260,313)
Net increase in cash and cash equivalents	(8,370,272)	7,436,971	12,462,505

Cash and cash equivalents at beginning of the year	71,317,289	63,880,318	50,687,596

Effect of foreign exchange rate changes, net	-	-	730,217

Cash and cash equivalents at end of the year	62,947,017	71,317,289	63,880,318

The footnotes form an integral part of these financial statements.

Eyston Company Limited	JV-8

Notes to the financial statements
for the year ended 31 March 2011

1.	GENERAL INFORMATION
The company is a limited liability company incorporated and domiciled in Hong Kong.  The address of the company's registered office and principal place of business is B2, 3/F, Fortune Factory Building, 40 Lee Chung Street, Chai Wan, Hong Kong.

The principal activities of the company and its subsidiaries are manufacturing and trading of consumer electronic products including smoke, fire and carbon monoxide alarms and other home safety products.  Details of the company's subsidiaries are set out in note 15 to the financial statements.

The financial statements on pages 3 to 43 have been prepared in accordance with Hong Kong Financial Reporting Standards ("HKFRSs") which collective term includes all applicable individual Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards and Interpretations issued by the Hong Kong Institute of Certified Public Accountants ("HKICPA") and the requirements of the Hong Kong Companies Ordinance.

The financial statements for the year ended 31 March 2011 were approved for issue by the board of directors on 22 June 2011.

2.	ADOPTION OF NEW OR AMENDED HKFRSs
2.1	Impact of new or amended HKFRSs which are effective during the year
In the current year, the group has applied for the first time the following new standards, amendments and interpretations (the "new HKFRSs") issued by the HKICPA, which are relevant to and effective for the group's financial statements for the annual period beginning on 1 April 2010. The adoption of these new and amended HKFRSs did not result in significant changes to the group’s accounting policies and have not resulted in any prior-period adjustments reported results, financial positions and cash flows of the group. Accordingly, no prior period adjustment is required.

The footnotes form an integral part of these financial statements.

Eyston Company Limited	JV-9

2.2	Impact of new or amended HKFRSs which are issued but not yet effective
At the date of authorisation of these financial statements, certain new and amended HKFRSs have been published but are not yet effective, and have not been adopted early by the group.

The directors anticipate that all of the pronouncements will be adopted in the group's accounting policy for the first period beginning after the effective date of the pronouncement.  Information on new and amended HKFRSs that are expected to have impact on the group's accounting policies is provided below.  The directors are currently assessing the impact of other new and amended HKFRSs upon initial application but are not yet in a position to state whether they would have material financial impact on the group's results and financial position.

HKFRS 9 Financial Instruments
The standard is effective for accounting periods beginning on or after 1 January 2013.

Under HKFRS 9, all recognised financial assets that are within the scope of the HKAS 39 Financial Instruments: Recognition and Measurement are subsequently measured at either amortised cost or fair value.  Specifically, debt investments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortised cost at the end of subsequent accounting periods.  All other debt investments and equity investments are measured at their fair values at the end of subsequent accounting periods.

In relation to financial liabilities, the significant change relates to financial liabilities that are designated as at fair value through profit or loss.  Specifically under HKFRS 9, for all financial liabilities that are designated as at fair value through profit or loss, the amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability is presented in other comprehensive income, unless the presentation of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss.  Changes in fair value attributable to a financial liability’s credit risk are not subsequently reclassified to profit or loss.  Previously, under HKAS 39, the entire amount of the change in the fair value of the financial liability designated as at fair value through profit or loss is presented in profit or loss.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
3.1	Basis of preparation
The significant accounting policies that have been used in the preparation of these consolidated financial statements are summarised below.  These policies have been consistently applied to all the years presented unless otherwise stated. The adoption of new or amended HKFRSs and the impacts on the group's financial statement, if any, are disclosed in note 2.

The financial statements have been prepared on the historical cost basis except for financial instruments classified as available-for-sale which are stated at fair values.  The measurement bases are fully described in the accounting policies below.

Eyston Company Limited	JV-10

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.1	Basis of preparation (Continued)
It should be noted that accounting estimates and assumptions are used in preparation of the financial statements. Although these estimates are based on management's best knowledge and judgment of current events and actions, actual results may ultimately differ from those estimates.  The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in note 4.

3.2	Basis of consolidation
The consolidated financial statements incorporate the financial statements of the company and its subsidiaries made up to 31 March each year.

Subsidiaries are fully consolidated from the date on which control is transferred to the group.  They are excluded from consolidation from the date that control ceases.

Intra-group transactions, balances and unrealised gains on transactions between group companies are eliminated in preparing the consolidated financial statements. Where unrealised losses on intra-group asset sales are reversed on consolidation, the underlying asset is also tested for impairment from the group's perspective. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the group.

3.3	Subsidiaries
Subsidiaries are entities (including special purpose entities) over which the group has the power to control the financial and operating policies so as to obtain benefits from their activities.  The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the group controls another entity.

In consolidated financial statements, acquisition of subsidiaries (other than those under common control) is accounted for by applying the purchase method.  This involves the estimation of fair value of all identifiable assets and liabilities, including contingent liabilities of the subsidiary, at the acquisition date, regardless of whether or not they were recorded in the financial statements of the subsidiary prior to acquisition.  On initial recognition, the assets and liabilities of the subsidiary are included in the consolidated statement of financial position at their fair values, which are also used as the bases for subsequent measurement in accordance with the group's accounting policies.

In the company's statement of financial position, subsidiaries are carried at cost less any impairment loss unless the subsidiary is held for sale or included in a disposal group.  The results of the subsidiaries are accounted for by the company on the basis of dividends received and receivable at the reporting date. All dividends whether received out of the investee's pre or post-acquisition profits are recognized in the company's profit or loss.

3.4	Property, plant and equipment
Property, plant and equipment are stated at acquisition cost less accumulated depreciation and accumulated impairment losses.

Eyston Company Limited	JV-11

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.4	Property, plant and equipment (Continued)
Depreciation is provided to write off the cost of property, plant and equipment over their estimated useful lives, using the straight line method, at the following rates per annum :

Buildings	5% or where shorter over 16 - 19 years
Leasehold improvements	20%
Plant and machinery	20%
Furniture and fixtures	20%
Motor vehicles	20%
Computer equipment and software	50%

Construction in progress represents costs incurred in the construction of buildings.  These costs are not depreciated until such time as the relevant assets are completed and put into use, at which time the relevant costs are transferred to the appropriate category of property, plant and equipment.

The assets' residual values, depreciation methods and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

The gain or loss arising on the retirement or disposal is determined as the difference between the sales proceeds and the carrying amount of the assets and is recognised in profit or loss.

Subsequent costs are included in the assets' carrying amounts or recognised as separate assets, as appropriate, only when it is probable that future economic benefits associated with the items will flow to the group and the cost of the items can be measured reliably.  All other costs, such as repairs and maintenance, are charged to profit or loss during the period in which they are incurred.

3.5	Leasehold land and land use rights
Upfront payments made to acquire land held under an operating lease are stated at costs less accumulated amortisation and any accumulated impairment losses. The determination if an arrangement is or contains a lease and the lease is an operating lease is detailed in note 3.15. Amortisation is calculated on a straight line basis over the term of the lease/right except where an alternative basis is more representative of the time pattern of benefits to be derived by the group from the use of the land.

3.6	Inventories
Inventories are stated at the lower of cost and net realisable value.   Cost is determined using first-in, first-out method and, in case of work in progress and finished goods, comprise direct materials, direct labour and an appropriate proportion of overheads.  Net realisable value is the estimated selling price in the ordinary course of business less estimated cost of completion and applicable selling expenses.

Eyston Company Limited	JV-12

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.7	Financial assets
The group's accounting policies for financial assets other than investments in subsidiaries are set out below.

Classification of financial assets
Financial assets other than hedging instruments are classified into the following categories: (i) loans and receivables, and (ii) available-for-sale financial assets.

(i)	Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  Loans and receivables are subsequently measured at amortised cost using the effective interest method, less any impairment losses.  Amortised cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction cost.

(ii)	Available-for-sale financial assets
Available-for-sale financial assets include non-derivative financial assets that do not qualify for inclusion in any of the other categories of financial assets.  All financial assets within this category are subsequently measured at fair value.  Gain or loss arising from a change in the fair value excluding any dividend and interest income is recognised in other comprehensive income and accumulated separately in the fair value reserve in equity, except for impairment losses and foreign exchange gains and losses on monetary assets, until the financial asset is derecognised, at which time the cumulative gain or loss previously recognised in equity would be recycled to profit or loss.  Upon disposal, the cumulative gain or loss previously recognised in equity is transferred to profit or loss.

The fair value of available-for-sale monetary assets denominated in a foreign currency is determined in that foreign currency and translated at the spot rate at the reporting date.  The change in fair value attributable to translation differences that result from a change in amortised cost of the asset is recognised in profit or loss, and other changes are recognised in other comprehensive income.

Management determines the classification of its financial assets at initial recognition depending on the purpose for which the financial assets were acquired and, where allowed and appropriate, re-evaluates this designation at every reporting date.

Recognition and derecognition of financial assets
All financial assets are recognised when, any only when, the group becomes a party to the contractual provisions of the instrument. Regular way purchases of financial assets are recognised on trade date.  When financial assets are recognised initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

Eyston Company Limited	JV-13

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.7	Financial assets (Continued)
Recognition and derecognition of financial assets (Continued)
Derecognition of financial assets occurs when the rights to receive cash flows from the financial assets expire or are transferred and substantially all of the risks and rewards of ownership have been transferred.  At each reporting date, financial assets are reviewed to assess whether there is objective evidence of impairment.  If any such evidence exists, impairment loss is determined and recognised based on the classification of the financial asset.

Impairment of financial assets
At each reporting date, financial assets other than at fair value through profit or loss are reviewed to determine whether there is any objective evidence of impairment.

Objective evidence of impairment of individual financial assets includes observable data that comes to the attention of the group about one or more of the following loss events:

-	significant financial difficulty of the debtor;

-	a breach of contract, such as a default or delinquency in interest or principal payments;

-	it becoming probable that the debtor will enter bankruptcy or other financial reorganisation;

-	significant changes in the technological, market, economic or legal environment that have an adverse effect on the debtor; and

-	a significant or prolonged decline in the fair value of an investment in an equity instrument below its cost.

Loss events in respect of a group of financial assets include observable data indicating that there is a measurable decrease in the estimated future cash flows from the group of financial assets. Such observable data includes but not limited to adverse changes in the payment status of debtors in the group and, national or local economic conditions that correlate with defaults on the assets in the group.

If any such evidence exists, the impairment loss is measured and recognised as follows:

(i)	Loans and receivables
If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset's original effective interest rate (i.e. the effective interest rate computed at initial recognition).  The amount of the loss is recognised in profit or loss of the period in which the impairment occurs.

Eyston Company Limited	JV-14

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.7	Financial assets (Continued)
Impairment of financial assets (Continued)
(i)	Loans and receivables (Continued)
If, in subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed to the extent that it does not result in a carrying amount of the financial asset exceeding what the amortised cost would have been had the impairment not been recognised at the date the impairment is reversed.  The amount of the reversal is recognised in profit or loss of the period in which the reversal occurs.

(ii)	Available-for-sale financial assets
When a decline in the fair value of an available-for-sale financial asset has been recognised in other comprehensive income and accumulated in equity and there is objective evidence that the asset is impaired, an amount is removed from equity and recognised in profit or loss as impairment loss.  That amount is measured as the difference between the asset's acquisition cost (net of any principal repayment and amortisation) and current fair value, less any impairment loss on that asset previously recognised in profit or loss.

Reversals in respect of investment in equity instruments classified as available-for-sale are not recognised in profit or loss.  The subsequent increase in fair value is recognised in other comprehensive income.  Impairment losses in respect of debt securities are reversed if the subsequent increase in fair value can be objectively related to an event occurring after the impairment loss were recognised.  Reversal of impairment losses in such circumstances are recognised in profit or loss.

Financial assets other than trade receivables that are stated at amortised cost, impairment losses are written off against the corresponding assets directly. Where the recovery of trade receivables is considered doubtful but not remote, the impairment losses for doubtful receivables are recorded using an allowance account.  When the group is satisfied that recovery of trade receivables is remote, the amount considered irrecoverable is written off against trade receivables directly and any amounts held in the allowance account in respect of that receivable are reversed. Subsequent recoveries of amounts previously charged to the allowance account are reversed against the allowance account. Other changes in the allowance account and subsequent recoveries of amounts previously written off directly are recognised in profit or loss.

Impairment losses recognised in an interim period in respect of available for sale equity securities are not reversed in a subsequent period. Consequently, if the fair value of an available for sale equity security increases in the reminder of an annual period, or in a subsequent period, the increase is recognised in other comprehensive income.

Eyston Company Limited	JV-15

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.8	Cash and cash equivalents
Cash and cash equivalents include cash at bank and in hand, demand deposits with bank or financial institutions and short-terms highly liquid investments with original maturities of three months or less that are readily convertible into known amounts of cash and which are subject to an insignificant risk of change in value, having been within three months of maturity at acquisition.

3.9	Impairment of non-financial assets
The group's property, plant and equipment, advanced lease payments and the company's investments in subsidiaries are subject to impairment testing.

The assets are tested for impairment whenever there are indications that the asset's carrying amount may not be recoverable.

An impairment loss is recognised as an expense immediately for the amount by which the asset's carrying amount exceeds its recoverable amount.  The recoverable amount is the higher of fair value, reflecting market conditions less costs to sell, and value in use.  In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the current market assessment of the time value of money and the risk specific to the asset.

For the purposes of assessing impairment, where an asset does not generate cash inflows largely independent from those from other assets, the recoverable amount is determined for the smallest group of assets that generate cash inflow independently (i.e. cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level.

Impairment losses is charged pro rata to the assets in the cash generating unit, except that the carrying value of an asset will not be reduced below its individual fair value less cost to sell, or value in use, if determinable.

An impairment loss is reversed if there has been a favourable change in the estimates used to determine the asset's recoverable amount and only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortisation, if no impairment had been recognised.

3.10	Financial liabilities
The group's financial liabilities include trade and other payables, amounts due to group and related companies and borrowings.

Financial liabilities are recognised when the group becomes a party to the contractual agreements of the instrument.  All interest related charges are recognised as an expense in profit or loss.

Eyston Company Limited	JV-16

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.10	Financial liabilities (Continued)
A financial liability is derecognised when the obligation under the liability is discharged or cancelled or expires.

Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amount is recognised in profit or loss.

Finance lease liabilities
Finance lease liabilities are measured at initial value less the capital element of lease repayments (see note 3.15).

Borrowings
Borrowings are recognised initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in profit or loss over the period of the borrowings using the effective interest method.  Borrowings are classified as current liabilities unless the group has an unconditional right to defer settlement of the liability for at least twelve months after the reporting date.

Trade and other payables
Trade and other payables are recognised initially at their fair value and subsequently measured at amortised cost, using the effective interest method.

3.11	Employee benefits
Retirement benefits costs
The company operates a defined contribution Mandatory Provident Fund retirement benefits scheme (the "MPF Scheme") under the Mandatory Provident Fund Schemes Ordinance, for all of its employees in Hong Kong.  The MPF Scheme became effective on 1 December 2000.  Contributions are made based on a percentage of the employees' basic salaries, limited to a maximum of HK$1,000 per month, and are charged to profit or loss as they become payable in accordance with the rules of the MPF Scheme.  The assets of the MPF Scheme are held separately from those of the company in an independently administered fund.  The company's employer contributions vest fully with the employees when contributed into the MPF Scheme.  The employees of the group's subsidiary which operates in Mainland China are required to participate in a central pension scheme operated by the local municipal government. The subsidiary is required to contribute certain percentage of its payroll costs to the central pension scheme. The contributions are charged to profit or loss as they become payable in accordance with the rules of the central pension scheme.

Eyston Company Limited	JV-17

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.11	Employee benefits (Continued)
Short-term employee benefits
Employee entitlements to annual leave are recognised when they accrue to employees.  A provision is made for the estimated liability for annual leave as a result of services rendered by employees up to the reporting date.  Non-accumulating compensated absences such as sick leave and maternity leave are not recognised until the time of leave.

3.12	Share capital
Ordinary shares are classified as equity. Share capital is determined using the nominal value of shares that have been issued.

Any transaction costs associated with the issuing of shares are deducted from equity (net of any related income tax benefits) to the extent they are incremental cost directly attributable to the equity transaction.

3.13	Foreign currency translation
The consolidated financial statements are presented in Hong Kong Dollars (HK$), which is also the functional currency of the company.

In the individual financial statements of the consolidated entities, foreign currency transactions are translated into the functional currency of the individual entity using the exchange rates prevailing at the dates of the transactions.  At the reporting date, monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at that date.  Foreign exchange gains and losses resulting from the settlement of such transactions and from the reporting date retranslation of monetary assets and liabilities are recognised in profit or loss.

Non-monetary items are carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined and are reported as part of the fair value gain or loss.  Non-monetary items that are measured in terms of historical cost in a foreign currency are not re-translated.

In the consolidated financial statements, all individual financial statements of foreign operations, originally presented in a currency different from the group’s presentation currency, have been converted into Hong Kong dollars.  Assets and liabilities have been translated into Hong Kong dollars at the closing rate at the reporting date.  Income and expenses have been converted into Hong Kong dollars at the exchange rates ruling at the transaction dates, or at the average rates over the reporting period, provided that the exchange rates do not fluctuate significantly.  Any differences arising from this procedure have been recognized in other comprehensive income and accumulated separately in the translation reserve in equity.

When a foreign operation is sold, such exchange differences are reclassified from equity to profit or loss as part of the gain or loss on the sale.

Eyston Company Limited	JV-18

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.14	Accounting for income taxes
Income tax comprises current tax and deferred tax.

Current income tax assets and/or liabilities comprise those obligations to, or claims from, tax authorities relating to the current or prior reporting period, that are unpaid at the reporting date.  They are calculated according to the tax rates and tax laws applicable to the periods to which they relate, based on the taxable profit for the year.  All changes to current tax assets or liabilities are recognised as a component of income tax expense in profit or loss.

Deferred tax is calculated using the liability method on temporary differences at the reporting date between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are recognised for all deductible temporary differences, tax losses available to be carried forward as well as other unused tax credits, to the extent that it is probable that taxable profit, including existing taxable temporary differences, will be available against which the deductible temporary differences, unused tax losses and unused tax credits can be utilised.

Deferred tax is calculated, without discounting, at tax rates that are expected to apply in the period the liability is settled or the asset realised, provided they are enacted or substantively enacted at the reporting date.

Changes in deferred tax assets or liabilities are recognised in profit or loss, or in other comprehensive income or directly in equity if they relate to items that are charged or credited to other comprehensive income or directly in equity.

3.15	Leases
An arrangement, comprising a transaction or a series of transactions, is or contains a lease if the group determines that the arrangement conveys a right to use a specific asset or assets for an agreed period of time in return for a payment or a series of payments.  Such a determination is made based on an evaluation of the substance of the arrangement and is regardless of whether the arrangement takes the legal form of a lease.

(i)	Classification of assets leased to the group
Assets that are held by the group under leases which transfer to the group substantially all the risks and rewards of ownership are classified as being held under finance leases.  Leases which do not transfer substantially all the risks and rewards of ownership to the group are classified as operating leases.

Eyston Company Limited	JV-19

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.15	Leases (Continued)
(ii)	Assets acquired under finance leases
Where the group acquires the use of assets under finance leases, the amounts representing the fair value of the leased assets, or, if lower, the present value of the minimum lease payments, of such assets are included in property, plant and equipment and the corresponding liabilities, net of finance charges, are recorded as obligation under finance leases.

Subsequent accounting for assets held under finance lease agreements corresponds to those applied to comparable acquired assets.  The corresponding finance lease liability is reduced by lease payments less finance charges.

Finance charges implicit in the lease payments are charged to profit or loss over the period of the leases so as to produce an approximately constant periodic rate of charge on the remaining balance of the obligations for each accounting period.

(iii)	Operating lease charges as the lessee
Where the group has the right to use of assets held under operating leases, payments made under the leases are charged to profit or loss on a straight-line basis over the lease terms except where an alternative basis is more representative of the time pattern of benefits to be derived from the leased assets. Lease incentives received are recognised in profit or loss as an integral part of the aggregate net lease payments made. Contingent rental are charged to profit or loss in the accounting period in which they are incurred.

3.16	Revenue recognition
Revenue comprises the fair value of the consideration received or receivables for the sale of goods, rendering of services and the use by others of the group's assets yielding interest, net of rebates and discounts.  Provided it is probable that the economic benefits will flow to the group and the revenue and costs, if applicable, can be measured reliably, revenue is recognised as follows :

Revenue from the sale of goods is recognised when the significant risks and rewards of ownership of the goods have been transferred to customers. This is usually taken as the time when the goods are delivered and the customer has accepted the goods.

Rental income from properties letting under operating leases is recognised on a straight line basis over the lease terms.

Interest income is recognised on a time proportion basis using the effective interest rate method.

Eyston Company Limited	JV-20

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.17	Related parties
For the purposes of these financial statements, a party is considered to be related to the group if:

(i)
the party has the ability, directly or indirectly through one or more intermediaries, to control the group or exercise significant influence over the group in making financial and operating policy decisions, or has joint control over the group;

(ii)	the group and the party are subject to common control;

(iii)	the party is an associate of the group or a joint venture in which the group is a venturer;

(iv)
the party is a member of key management personnel of the group or the group's parent, or a close family member of such an individual, or is an entity under the control, joint control or significant influence of such individuals;

(v)	the party is a close family member of a party referred to in (i) or is an entity under the control, joint control or significant influence of such individuals; or

(vi)	the party is a post-employment benefit plan which is for the benefit of employees of the group or of any entity that is a related party of the group.

Close family members of an individual are those family members who may be expected to influence, or be influenced by, that individual in their dealings with the entity.

3.18	Provisions and contingent liabilities
Provisions are recognised when the group has a present obligation (legal or constructive) as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made.  Where the time value of money is material, provisions are stated at the present value of the expenditure expected to settle the obligation. All provisions are reviewed at each reporting date and adjusted to reflect the current best estimate.

Where it is not probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote.  Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future uncertain events not wholly within the control of the group are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

Eyston Company Limited	JV-21

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
3.18	Provisions and contingent liabilities (Continued)
Contingent liabilities are recognised in the course of the allocation of purchase price to the assets and liabilities acquired in a business combination. They are initially measured at fair value at the date of acquisition unless the fair value cannot be measured reliably, and subsequently measured at the higher of the amount that would be recognised in a comparable provision as described above and the amount initially recognised less any accumulated amortisation, if appropriate.

4.	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS
Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The group makes estimates and assumptions concerning the future.  The resulting accounting estimates will, by definition, seldom equal the related actual results.  The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below:

Depreciation and amortisation
The group and company depreciates the property, plant and equipment on a straight-line basis over the estimated useful lives, starting from the date on which the assets are placed into productive use. The estimated useful lives reflect the directors' estimate of the periods that the group intends to derive future economic benefits from the use of the group's and company's property, plant and equipment.

Impairment of receivables
The policy for the impairment of receivables of the group is based on the evaluation of collectibility and ageing analysis of accounts and on the management's judgement. A considerable amount of judgement is required in assessing the ultimate realisation of these receivables, including the current creditworthiness and the past collection history of each debtor.

Net realisable value of inventories
Net realisable value of inventories is the actual or estimated selling price in the ordinary course of business, less further costs of completion and the estimated costs necessary to make the sale. These estimates are based on the current market condition and the historical experience of selling products of similar nature. It could change significantly as a result of competitor actions in response to changes in market condition. Management reassesses these estimations at each reporting date.

Eyston Company Limited	JV-22

4.	CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS (Continued)
Current taxation and deferred taxation
The group is subject to income taxes in Hong Kong and the People's Republic of China ("PRC").  Significant judgement is required in determining the amount of the provision of taxation and the timing of payment of the related taxations.  There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business.  Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

5.	TURNOVER
Revenue, which is also the group's turnover, represents total invoiced value of goods supplied, less discounts and returns.

6.	OTHER INCOME

	2011	2010	2009
	HK$	HK$	HK$

Exchange gain	1,266,058	1,959,227	-
Gain on disposal of available-for-sale financial assets	479,412	94,575	61,620
Interest income	3,026,577	1,672,099	1,413,626
Rental income, less outgoings	101,894	269,701	271,985
Sundry income	985,036	886,450	865,256
	5,858,977	4,882,052	2,612,487

7.	FINANCE COSTS

	2011	2010	2009
	HK$	HK$	HK$

Interest charges on :
- Discounted bills	64,783	54,529	112,823

Eyston Company Limited	JV-23

8.	PROFIT BEFORE INCOME TAX

	2011	2010	2009
	HK$	HK$	HK$

Profit before income tax is arrived at after charging/(crediting) :
Amortisation of advanced lease payments	446,331	561,950	581,797
Auditors' remuneration	335,287	310,517	306,505
Cost of inventories recognised as expenses	138,271,637	160,780,821	206,656,292
Depreciation of property, plant and equipment	7,838,547	8,501,348	8,721,931
Exchange (gain)/loss, net	(1,266,058)	(1,959,227)	5,010,006
(Gain)/loss on disposal of available-for-sale financial assets	(479,412)	(94,575)	(61,620)
Loss/(Gain) on disposal of property, plant and equipment	-	-	42,989
Operating lease charges in respect of land and buildings	3,275,539	3,219,313	3,169,108
Retirement benefits scheme contributions	3,594,048	3,603,205	1,723,997
Staff costs (excluding retirement benefits scheme contributions)	26,472,846	24,536,284	27,101,257

9.	INCOME TAX EXPENSE

	2011	2010	2009
	HK$	HK$	HK$

The tax charge comprises :
Hong Kong profits tax
- current year	3,132,309	3,588,069	4,649,786
- (over)/under provision in prior years	(115,200)	(1,554)	101,589

PRC Enterprise Income Tax
- current year	60,076	2,463	11,678
	3,077,185	3,588,978	4,763,053

Deferred tax (Note 24)
- current year	(183,972)	(178,936)	(187,543)
- attributable to reduction in tax rate	-	-	(33,582)
	(183,972)	(178,936)	(221,125)
Total income tax expense	2,893,213	3,410,042	4,541,928

Hong Kong profits tax has been provided at the rate of 16.5% (2010: 16.5% and 2009 : 16.5%) on the group's estimated assessable profits arising in Hong Kong for the year.  The Hong Kong SAR Government enacted a reduction in the Profits Tax Rate from 17.5% to 16.5% with effect from the year of assessment 2008 / 2009.  Accordingly, the relevant current and deferred tax liabilities have been calculated using the new tax rate of 16.5%.

The PRC enterprise income tax ("EIT") is computed according to the relevant laws and regulations in the PRC.  The applicable income tax rate was 25% for the year (2010: 25% and 2009: 25%).  Pursuant to the tax law passed by the Tenth National People's Congress on 16 March 2007, the new EIT rates for domestic and foreign enterprises in Mainland China are unified at 25% with effect from 1 January 2008.

Eyston Company Limited	JV-24

9.	INCOME TAX EXPENSE (Continued)
Reconciliation between tax expense and accounting profit at applicable tax rates :

	2011	2010	2009
	HK$	HK$	HK$

Profit before income tax	29,349,470	34,565,842	35,922,897

Tax on profit before income tax, calculated at the rates applicable to profits in the tax jurisdictions concerned	4,205,450	4,903,119	4,728,140
Tax effect of non-deductible expenses	165,321	498,383	841,220
Tax effect of non-taxable revenue	(3,898,867)	(4,339,403)	(4,888,010)
Tax effect on temporary differences not recognised	589,302	860,947	287,661
Tax effect on unrecognised tax losses	1,947,207	1,488,550	3,504,910
(Overprovision)/Underprovision in prior years	(115,200)	(1,554)	101,589
Effect on opening deferred tax balances resulting from a reduction in tax rate during the year	-	-	(33,582)
Actual tax expense	2,893,213	3,410,042	4,541,928

10.	PROFIT ATTRIBUTABLE TO THE OWNERS OF THE COMPANY
Of the consolidated profit attributable to the owners of the company of HK$26,456,257, HK$31,155,800 and HK$31,380,969 in 2011, 2010 and 2009 respectively, HK$36,755,589, HK$41,089,702 and HK$45,194,052 in 2011, 2010 and 2009 respectively have been dealt with in the financial statements of the company.

11.	DIVIDENDS

	2011	2010	2009
	HK$	HK$	HK$

Dividends attributable to the year :

First interim dividend of HK$521,198 (2010 :
HK$854,240 and 2009 : HK$ 543,472) per share	1,042,396	1,708,480	1,086,944

Second interim dividend of HK$1,614,646(2010 :
HK$1,819,121 and 2009 : HK$1,146,153) per share	3,229,293	3,638,242	2,292,306

Third interim dividend of HK$1,559,521 (2010 :
HK$2,862,563 and 2009 : HK$3,375,558.50) per share	3,119,042	5,725,126	6,751,117

Fourth interim dividend of HK$1,725,458 (2010 :
HK$2,586,068 and 2009 : HK$2,469,290.50) per share	3,450,918	5,172,136	4,938,581
	10,841,649	16,243,984	15,068,948

Eyston Company Limited	JV-25

12.	PROPERTY, PLANT AND EQUIPMENT
Group

	Buildings	Leasehold improvements	Construction in progress	Plant and machinery	Furniture and fixtures	Motor vehicles	Computer equipment and software	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$	HK$

At 31 March 2009
Cost	42,915,495	10,798,597	14,368,290	56,169,704	5,528,247	6,893,273	2,214,668	138,888,274
Accumulated depreciation	(15,945,637)	(10,248,353)	-	(35,763,733)	(4,959,855)	(5,559,961)	(2,195,781)	(74,673,320)
Net book amount	26,969,858	550,244	14,368,290	20,405,971	568,392	1,333,312	18,887	64,214,954

Year ended 31 March 2010
Opening net book amount	26,969,858	550,244	14,368,290	20,405,971	568,392	1,333,312	18,887	64,214,954
Additions	-	15,165	3,030,533	1,569,536	-	185,382	39,086	4,839,702
Depreciation	(2,433,290)	(227,681)	-	(4,817,019)	(410,610)	(595,600)	(17,148)	(8,501,348)
Closing net book amount	24,536,568	337,728	17,398,823	17,158,488	157,782	923,094	40,825	60,553,308

At 31 March 2010
Cost	42,915,495	10,813,762	17,398,823	57,739,240	5,485,134	7,078,655	2,253,754	143,684,863
Accumulated depreciation	(18,378,927)	(10,476,034)	-	(40,580,752)	(5,327,352)	(6,155,561)	(2,212,929)	(83,131,555)
Net book amount	24,536,568	337,728	17,398,823	17,158,488	157,782	923,094	40,825	60,553,308

Year ended 31 March 2011
Opening net book amount	24,536,568	337,728	17,398,823	17,158,488	157,782	923,094	40,825	60,553,308
Additions	-	-	3,494,277	51,506	19,793	1,099,907	17,240	4,682,723
Depreciation	(2,392,951)	(176,150)	-	(4,475,422)	(169,723)	(599,834)	(24,467)	(7,838,547)
Reclassifications	-	-	(737,395)	-	737,395	-	-	-
Closing net book amount	22,143,617	161,578	20,155,705	12,734,572	745,247	1,423,167	33,598	57,397,484

At 31 March 2011
Cost	40,085,764	10,813,762	20,155,705	57,790,746	6,237,642	7,973,932	2,251,318	145,308,869
Accumulated depreciation	(17,942,147)	(10,652,184)	-	(45,056,174)	(5,492,395)	(6,550,765)	(2,217,720)	(87,911,385)
Net book amount	22,143,617	161,578	20,155,705	12,734,572	745,247	1,423,167	33,598	57,397,484

Eyston Company Limited	JV-26

12.	PROPERTY, PLANT AND EQUIPMENT (Continued)
Company

	Buildings	Leasehold improvements	Plant and machinery	Furniture and fixtures	Motor vehicles	Computer equipment and software	Total
	HK$	HK$	HK$	HK$	HK$	HK$	HK$
At 31 March 2009
Cost	2,829,732	2,767,126	13,590,347	1,683,983	1,944,233	1,340,756	24,156,177
Accumulated depreciation	(2,513,695)	(2,216,881)	(7,207,552)	(1,583,199)	(1,944,233)	(1,337,285)	(16,802,845)
Net book amount	316,037	550,245	6,382,795	100,784	-	3,471	7,353,332

Year ended 31 March 2010
Opening net book amount	316,037	550,245	6,382,795	100,784	-	3,471	7,353,332
Additions	-	15,165	95,066	-	185,382	-	295,613
Depreciation	(141,487)	(227,681)	(2,672,064)	(46,581)	(15,449)	(3,471)	(3,106,733)
Closing net book amount	174,550	337,729	3,805,797	54,203	169,933	-	4,542,212

At 31 March 2010
Cost	2,829,732	2,782,291	13,685,413	1,640,870	2,129,615	1,340,756	24,408,677
Accumulated depreciation	(2,655,182)	(2,444,562)	(9,879,616)	(1,586,667)	(1,959,682)	(1,340,756)	(19,866,465)
Net book amount	174,550	337,729	3,805,797	54,203	169,933	-	4,542,212

Year ended 31 March 2011
Opening net book amount	174,550	337,729	3,805,797	54,203	169,933	-	4,542,212
Additions	-	-	38,000	-	-		38,000
Depreciation	(174,550)	(176,150)	(2,243,064)	(34,988)	(37,075)	-	(2,,665,827)
Closing net book amount	-	161,579	1,600,733	19,215	132,858	-	1,914,385

At 31 March 2011
Cost	-	2,782,291	13,723,413	1,636,190	1,924,985	1,321,080	21,387,959
Accumulated depreciation	-	(2,620,712)	(12,122,680)	(1,616,975)	(1,792,127)	(1,321,080)	(19,473,574)
Net book amount	-	161,579	1,600,733	19,215	132,858	-	1,914,385

Eyston Company Limited	JV-27

13.	ADVANCED LEASE PAYMENTS
The group's advanced lease payments represent up-front payments to acquire long term interests in the usage of land held in Mainland China on leases of between 10 to 50 years.

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

Advanced lease payments, net	13,345,713	13,792,045	-	145,845

14.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

Available-for-sale financial assets :
Listed outside Hong Kong, at market value	66,741,363	36,181,312	66,741,363	36,181,312
Less: Portion included in current assets	4,033,575	3,595,800	4,033,575	3,595,800
Portion included in non-current assets	62,707,788	32,585,512	62,707,788	32,585,512

15.	INTERESTS IN SUBSIDIARIES
Company

	2011	2010
	HK$	HK$

Unlisted shares, at cost	140,820,975	114,690,975
Less : Impairment	(200,000)	(200,000)
	140,620,975	114,490,975

Amount due to a subsidiary	-	(8)
	140,620,975	114,490,967

At 31 March 2011 and 31 March 2010, the amount due to a subsidiary is unsecured, interest-free and has no fixed terms of repayment and the amounts due from subsidiaries are repayable on demand and accordingly, are classified as current assets (note 18).

Eyston Company Limited	JV-28

15.	INTERESTS IN SUBSIDIARIES (Continued)
Details of the subsidiaries as at 31 March 2011 are as follows :

Name	Place of incorporation/ establishment	Nominal value of issued capital/ registered capital	Percentage of issued capital held by the company directly	Principal activities

Fujian Taisun Electronics Technologies Co., Ltd.	The PRC	US$15,000,000	100%	Manufacture of consumer electronic products

Fujian Taisun Fire Safety Technologies Co., Ltd.	The PRC	US$5,000,000	100%	Manufacture of consumer electronic products (not yet commence operations)

Sound Well (Hong Kong) Co. Limited	Hong Kong	HK$200,000	100%	Trading of consumer electronic products and investment holding

Kimbager International Limited	British Virgin Islands	US$1	100%	Trading of machinery and equipment

Kimbager Limited	Hong Kong	HK$10,000	100%	Dormant

16.	INVENTORIES

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

Raw materials	27,237,008	21,196,249	27,237,008	21,196,249
Work in progress	2,901,834	3,853,631	2,901,834	3,853,631
Finished goods	5,207,005	5,074,824	5,207,005	5,074,824
	35,345,847	30,124,704	35,345,847	30,124,704

17.	TRADE AND OTHER RECEIVABLES

	Group
	2011	2010
	HK$	HK$

Accounts receivable	1,814,692	4,128,452
Bills receivable	-	1,354,556
Deposits, prepayments and other receivables	1,919,827	6,926,242
	3,734,519	12,409,250

Eyston Company Limited	JV-29

17.	TRADE AND OTHER RECEIVABLES (Continued)
At each of the reporting dates, the group’s trade receivables were individually determined to be impaired.  The group encountered difficulties in collection of certain trade receivables and appropriate provision for impairment has been made against these trade receivables.  The individually impaired receivables are recognised based on the credit history of the customers, such as financial difficulties or default in payments, and current market conditions.  Consequently, specific impairment provision was recognised.  The group does not hold any collateral over these balances.

Ageing analysis of trade receivables (including accounts receivables and bills receivables) that are past due but not impaired is as follows:

	Group
	2011	2010
	HK$	HK$

Neither past due nor impaired	-	1,639,328
0 – 30 days past due	1,814,692	3,843,680
	1,814,692	5,483,008

Trade receivables that were past due but not impaired relate to a number of independent customers that had a good track record with the group.

Based on past experience, the management believe that no impairment allowance is necessary in respect of these balances as there has not been a significant change in credit quality and the balances are still considered fully recoverable.  The group does not hold any collateral or other credit enhancements over these balances.

18.	AMOUNTS DUE FROM/(TO) SUBSIDIARIES

	2011	2010
	HK$	HK$

Trade *	7,472,261	14,621,936
Non-trade **	13,847,542	12,774,410
	21,319,803	27,396,346
Less : Provision for impairment	(1,636,991)	(1,636,991)
	19,682,812	25,759,355

*	The amount is unsecured and arises from trading activities of which the settlement period is in accordance with normal commercial terms.

**	The amount is unsecured, interest-free and repayable on demand.

Amount due to a subsidiary is unsecured, interest-free and repayable on demand.

Eyston Company Limited	JV-30
19.	CASH AND CASH EQUIVALENTS

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

Bank and cash balances	62,947,017	71,317,289	24,078,565	48,436,945
Long-term deposit	569,775	569,775	569,775	569,775
	63,516,792	71,887,064	24,648,340	49,006,720

Less: Long-term pledged deposit-guarantee for electricity supply	(569,775)	(569,775)	(569,775)	(569,775)
	62,947,017	71,317,289	24,078,565	48,436,945

The effective interest rates of short-term bank deposits of the group are nil (2010: nil).  These deposits have nil maturity periods (2010: nil) on inception and are eligible for immediate cancellation without penalty but any interest for the last deposit period would be forfeited.   The effective interest rate of long-term deposit of the group was 1.71%.  The long-term deposit was denominated in Renminbi ("RMB") and deposited with bank in Mainland China as at 31 March 2011 and 2010 to guarantee for the electricity supply of its manufacturing plant.

Deposits with banks earn interest at floating rates based on daily bank deposit rates.

At 31 March 2011, the group had cash and cash equivalents denominated in RMB amounting to approximately HK$13,464,278 (2010: HK$3,745,508), representing deposits placed with banks in Mainland China.

Renminbi is not freely convertible into foreign currencies.  Under the PRC's Foreign Exchange Control Regulations and Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, the group is permitted to exchange RMB for foreign currencies through banks which are authorised to conduct foreign exchange business.

20.	AMOUNT DUE FROM/(TO) A SHAREHOLDER / A RELATED COMPANY
The amount is unsecured, interest-free and repayable on demand.

21.	LOANS FROM SHAREHOLDERS
The loans are unsecured, interest-free and repayable on demand by the respective shareholders with the consent of each other and upon successful initial listing of the company's shares on the Main Board of HKEX, whichever is earlier.

Eyston Company Limited	JV-31

22.	DEFERRED TAX
At 31 March 2011, the major deferred tax liabilities recognised in the statement of financial position and the movements during the current and prior years:

Group and Company

Accelerated tax depreciation
HK$

Balance at 1 April 2009	366,752
Recognised in profit or loss (Note 9)	(178,936)
Balance at 31 March 2010	187,816
Recognised in profit or loss (Note 9)	(183,972)
Balance at 31 March 2011	3,844

	2011	2010
	HK$	HK$

Deferred tax liabilities recognised in the statement of financial position of the group and company	3,844	187,816

At the reporting date, the major components of the deferred tax asset that has not been recognised is the temporary differences in respect of the tax loss and pre-operating expenses incurred by Fujian Taisun Electronics Technologies Co., Ltd. and Fujian Taisun Fire Safety Technologies Co., Ltd, the PRC subsidiaries of the company, of approximately HK$12,000,410 (2010: HK$10,097,113) and HK$1,000,469 (2010: HK$626,766), respectively, as it is not certain that future taxable profits will be available against which these deductible temporary difference may be utilised.

23.	SHARE CAPITAL

	2011	2010
	HK$	HK$

Authorised :
100 ordinary shares of HK$100 each	10,000	10,000

Issued and fully paid :
2 ordinary shares of HK$100 each	200	200

Eyston Company Limited	JV-32
24.	RESERVES
The amounts of the group's reserves and the movements therein for the current and prior years are presented in consolidated statement of changes in equity on page 6 of the financial statements.

Company

	Retained profits	Fair value reserve	Total
	HK$	HK$	HK$

Balance at 1 April 2008	179,101,970	119,376	179,221,346

Profit for the year	45,194,052	-	45,194,052
Change in fair value of available-for-sale financial assets	-	(44,862)	(44,862)
Dividends declared	(15,068,948)	-	(15,068,948)
Balance at 31 March 2009 and 1 April 2009	209,227,074	74,514	209,301,588

Profit for the year	41,089,702	-	41,089,702
Change in fair value of available-for-sale financial assets	-	847,868	847,868
Dividends declared	(16,243,984)	-	(16,243,984)
Dividends reversed	11,700,000	-	11,700,000
Balance at 31 March 2010 and 1 April 2010	245,772,792	922,382	246,695,174

Profit for the year	36,755,589	-	36,755,589
Change in fair value of available-for-sale financial assets	-	26,926	26,926
Dividends declared	(10,841,649)	-	(10,841,649)
Balance at 31 March 2011	271,686,732	949,308	272,636,040

25.	OPERATING LEASE ARRANGEMENTS
At 31 March 2011, the total future minimum rental receivable under non-cancellable operating leases in respect of land and buildings are as follows:

	Group and Company
	2011	2010
	HK$	HK$

Within one year	-	77,241
In the second to fifth years	-	12,874
	-	90,115

At 31 March 2011, the total future minimum lease payments under non-cancellable operating leases in respect of land and buildings are payable as follows:

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

Within one year	1,359,600	1,092,000	966,000	966,000
In the second to fifth years	432,600	1,127,000	161,000	1,127,000
	1,792,200	2,219,000	1,127,000	2,093,000

Eyston Company Limited	JV-33

25.	OPERATING LEASE ARRANGEMENTS (Continued)
The group and the company lease land and buildings under operating leases.  The leases run for an initial period of one to five years, with an option to renew the leases at the expiry dates.  None of the leases includes contingent rentals.

26.	CAPITAL COMMITMENTS

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

Contracted but not provided for the construction of the factory premises in the PRC	4,088,884	3,448,259	-	-
Capital contributions payable to PRC wholly-owned subsidiaries	-	-	15,389,033	41,509,580
	4,088,884	3,448,259	15,389,033	41,509,580

27.	CONTINGENT LIABILITIES
The current and prior years' tax provisions have been prepared on the basis that the management fees and bonuses are deductible in the determination of the assessable profits of the company and the company is entitled to the offshore claims.  During the year ended 31 March 2006, the company received enquiries from the Hong Kong Inland Revenue Department regarding these deductions and offshore claims.  As at the date of approval of these financial statements, the outcome of the enquiries is uncertain.  In the opinion of the directors, no provision for additional taxes is required.  The total contingent tax exposures to the group and company in respect of the deductions and offshore claims are estimated to be approximately HK$6.1 million and HK$30 million, respectively.

The group is required to make contribution of social security insurance according to the relevant laws and regulations for their employees/workers in Mainland China.  However the group had not been requested by the relevant authorities to make such contributions fully in the past.  The group has made a provision for the underpaid contributions for the recent years based on the directors' estimation and the aggregate provision at the reporting date is HK$8 million.  The directors consider that the likelihood of the group to incur further loss in relation to this matter is remote.  The group is not currently aware of any investigations or other circumstances that would indicate that the group will be required to pay up any of the social insurance underpayment.

Except as disclosed above, the group and company have no contingent liabilities at 31 March 2011.

Eyston Company Limited	JV-34
28.	DIRECTORS' REMUNERATION
Remuneration of the directors of the company disclosed pursuant to section 161 of the Hong Kong Companies Ordinance is as follows:

	Group			Company
	2011	2010	2009	2011	2010	2009
	HK$	HK$	HK$	HK$	HK$	HK$

Fees	-	-	-	-	-	-
Other emoluments	-	-	-	-	-	-

29.	RELATED PARTY TRANSACTIONS
In addition to the transactions and balances disclosed elsewhere in the financial statements, during the year, the group had the following transactions with related parties:

		Group
		2011	2010	2009
	Note	HK$	HK$	HK$

Transactions with a related company	(i)
Rental expense		2,907,339	2,871,913	2,864,308
Management fee expense		4,434,600	4,434,600	4,434,600
Management bonus expense		1,867,192	2,310,624	3,381,063

Transactions with a shareholder
Sales		61,810,535	114,130,610	177,267,419
Purchases		10,172,442	6,489,631	10,733,357
Sales commission expense		1,836,333	4,339,384	6,901,737

Note:
(i)	The group entered into those transactions with Taisun Magnetics Limited, in which Mr. Lam Wai Shuen, Shiman and Dr. Lam Wai Wing, Malcolm, directors of the company, had interests.

30.	MAJOR NON-CASH TRANSACTION
During the year ended 31 March 2011, HK$5,420,824 (2010: HK$8,121,992 and 2009: HK$5,831,637) of the dividends for the year was settled through the current account with a shareholder. In addition, reversal of dividend payable of HK$nil (2010: HK$11,700,000) was made against retained earnings.

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES
The group is exposed to financial risks through its use of financial instruments in its ordinary course of operations and in its investment activities. The financial risks include market risk (including currency risk, interest risk and other price risk), credit risk and liquidity risk.

Eyston Company Limited	JV-35

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Financial risk management is co-ordinated at the group's headquarters, in close co-operation with the Board of Directors. The overall objectives in managing financial risks focus on securing the group's short to medium term cash flows by minimising its exposure to financial markets. Long term financial investments are managed to generate lasting returns with acceptable risk levels.

It is not the group's policy to actively engage in the trading of financial instruments for speculative purposes. The management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

Interest rate risk
Interest rate risk related to the risk that the fair value or cash flow of a financial instrument will fluctuate because of changes in market interest rates.  The group's exposure to interest rate risk mainly arises on cash and cash equivalents. The interest rates of cash and cash equivalent of the group are disclosed in note 19. The group has not used any derivative contracts to hedge its exposure to interest rate risk or formulated a policy to manage the interest rate risk. However, the directors monitor interest rate change exposure and will consider hedging significant interest rate exchange exposure should the need arises.

The policies to manage interest rate risk have been followed by the group since prior year are considered to be effective.

Interest rate sensitivity
At 31 March 2011, the group was exposed to changes in market interest rates through cash and cash equivalent, which are subject to variable interest rates. The following table illustrates the sensitivity of the profit after tax for the year and retained earnings to a change in interest rates of +1% and -1% (2010: +1% and -1%), with effect from the beginning of the year.  The calculations are based on the group's and the company's bank balance held at each reporting date. All other variables are held constant.

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$

If interest rates were 1% (2010: 1%) higher
Net profit for the year	635,168	718,870	246,483	490,067

If interest rates were 1% (2010: 1%) lower
Net profit for the year	635,168	(718,870)	246,483	(490,067)

Price risk
Price risk related to the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices (other than changes in interest rates and foreign exchange rates). The group is exposed to change in market prices in respect of its investment in listed securities which are classified as available-for-sale financial assets.

To manage its market price risk arising from these investments, the group diversifies its portfolio.  Diversification of the portfolio is done in accordance with the limits set by the Board of Directors.

Eyston Company Limited	JV-36
31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Price risk (Continued)
The policies to manage other price risk have been followed by the group since prior years and are considered to be effective.

At 31 March 2011, if securities prices had increased/decreased by 1% and all other variables were held constant, fair value reserve would increase/decrease by approximately HK$667,413 (2010: fair value reserve would increase/decrease by approximately HK$361,813).  This is mainly due to the changes in available-for-sale financial assets.  This sensitivity analysis has been determined assuming that the price change had occurred at the reporting date and had been applied to the group's investment on that date.

The assumed volatilities of listed securities represent management's assessment of a reasonably possible change in these security prices over the next twelve month period.

Foreign currency risk
Currency risk refers to the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.  The group mainly operates in the Asia Pacific Region and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the US dollar, RMB, Australian dollar (AUD), Pound sterling (GBP) and Euro (EUR).  The HK dollar is pegged to the US dollar at an exchange rate of approximately 7.8, the foreign exchange exposure between US dollar and HK dollar is therefore minimal.  The group's exposure to RMB is minimal as majority of the subsidiaries of the group operates in the PRC with most of the transactions denominated and settled in Renminbi.  The group also holds foreign currency time deposits which are exposed to foreign currency risk.  To mitigate the group's exposure to foreign currency risk, the group manages its foreign exchange risk by actively monitoring its foreign currency translations.

The policies to manage foreign currency risk have been followed by the group since prior years and are considered to be effective.

(a)	Exposure to currency risk
The following table details the group's and the company's exposure at the reporting date to currency risk arising from recognised assets or liabilities denominated in a currency other than the group's functional currency.

	2011	2010
	HK$	HK$
Group and Company
Net financial assets
AUD	9,804,412	8,108,188
GBP	7,440,911	6,408,219
EUR	601,530	404,104

Eyston Company Limited	JV-37

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Foreign currency risk (Continued)
(b)	Sensitivity analysis
The sensitivity analysis has been determined assuming that the reasonably possible change in foreign exchange rates had occurred at the reporting date and had been applied to the group's exposure to currency risk for financial instruments in existence at that date, and that all other variables, in particular interest rates, remain constant.  The stated changes represent management's assessment of reasonably possible changes in foreign exchange rates over the period until the next annual reporting date.  A 1% strengthening/ (weakening) of HK$ against AUD, GBP and EUR at the reporting date would increase/ (decrease) the group's and the company's profit after tax and retained profits by the amount shown below.  Other components of equity would not be affected by changes in the foreign exchange rates.

	2011		2010
	Changes in foreign exchange rates	Effect on profit after tax and retained profits	Changes in foreign exchange rates	Effect on profit after tax and retained profits
		HK$		HK$
Group and Company
AUD	+1%/-1%	98,044/(98,044)	+1%/-1%	79,369/(79,369)
GBP	+1%/-1%	74,409/(74,409)	+1%/-1%	62,854/(62,854)
EUR	+1%/-1%	6,015/(6,015)	+1%/-1%	4,002/(4,002)

Credit risks
Credit risk arises from the possibility that the counterparty to a transaction is unwilling or unable to fulfill its obligation with the results that the group thereby suffers financial loss. The group's exposure to credit risk mainly arises from granting credit to customers in the ordinary course of its operations and from its investing activities. The carrying amounts of trade and other receivables, amounts due from related parties, available-for-sale financial assets and cash and cash equivalents included in the consolidated statement of financial position represent the group's maximum exposure to credit risk in relation to financial assets. No other financial assets carry a significant exposure to credit risk. The group monitors the trade and other receivables on an ongoing basis and only trades with creditworthy third parties.  In addition, all the group's cash and cash equivalents are deposited with major banks located in Hong Kong and the PRC. The group adopts conservative investment strategies. For investments in debt securities, only issuers with credit rating of A- or above from Standard & Poor's would be considered. Trading accounts are only opened with reputable security brokers. No margin trading is allowed. Accordingly, the group has no significant concentrations of credit risk.

The credit and investment policies have been followed by the group since prior years and are considered to have been effective in limiting the group's exposure to credit risk to a desirable level.

See note 14 and 17 to these financial statements for further details of the group's exposures to credit risk on available-for-sale financial assets and trade and other receivables respectively.

Eyston Company Limited	JV-38

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Fair values
The carrying amounts of the following financial assets and financial liabilities approximate their fair value as all of them are in short-term nature: cash and cash equivalents, trade and other receivables, trade and other payables, amounts due from/to related parties, collateralised bank advances and financing obligations.

The group adopted the amendments the HKFRS 7 Improving Disclosures about Financial Instruments effective from 1 April 2009. These amendments introduce a three-level hierarchy for fair value measurement disclosures and additional disclosures about the relative reliability of fair value measurements.

The following table presents financial assets and liabilities measured at fair value in the statements of financial position in accordance with the fair value hierarchy. The hierarchy groups financial assets and liabilities into three levels based on the relative reliability of significant inputs used in measuring the fair value of these financial assets and liabilities. The fair value hierarchy has the following levels:

- Level 1:	quoted prices (unadjusted) in active markets for identical assets and liabilities;
- Level 2:	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and
- Level 3:	inputs for the assets or liability that are not based on observable market data (unobservable inputs).

The level in the fair value hierarchy within which the financial asset or liability is categorised in its entirety is based on the lowest level of input that is significant to the fair value measurement.

The financial assets and liabilities measured at fair value in the statements of financial position are grouped into the fair value hierarchy as follows:

	Group and Company
March 31, 2011	Level 1	Level 2	Level 3	Total
	HK$	HK$	HK$	HK$
Assets
Available-for-sale financial assets	66,741,363	-	-	66,741,363
Total fair value	66,741,363	-	-	66,741,363

March 31, 2010
	HK$	HK$	HK$	HK$
Assets
Available-for-sale financial assets	36,181,312	-	-	36,181,312
Total fair value	36,181,312	-	-	36,181,312

There have been no significant transfers between levels 1 and 2 in the reporting periods.

The methods used for the purpose of measuring fair value are unchanged compared to the previous reporting periods.  The available-for-sale financial assets are denominated in US dollar, AUD and GBP. Fair values have been determined by reference to their quoted bid prices at the reporting date and have been translated using the spot foreign currency rates at the end of the reporting period where appropriate.

Eyston Company Limited	JV-39

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Liquidity risks
Liquidity risk relates to the risk that the group will not be able to meet its obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The group is exposed to liquidity risk in respect of settlement of trade and other payables, amounts due to related parties, collateralised bank advances and its financing obligations, and also in respect of its cash flow management. The group's objective is to maintain an appropriate level of liquid assets and committed lines of funding to meet its liquidity requirements in the short and longer term.

As at 31 March 2011, the group had net current assets of HK$79,956,625 (2010: HK$91,273,492) and net assets of HK$213,977,385(2010: HK$198,856,995).  The management considered the liquidity risk to be minimal.

The group manages its liquidity needs by carefully monitoring expected payments for potential investments as well as cash-outflows due in day-to-day business.  Liquidity needs are monitored on a day-to-day basis.  Long-term liquidity needs for a 360-day lookout period are identified on a monthly basis.

The group maintains mainly cash to meet its liquidity requirements for up to 30-day periods, funding for long-term liquidity needs will be considered when there is any potential investment identified.

The liquidity policies have been followed by the group since prior years and are considered to have been effective in managing liquidity risks.

The following table details the remaining contractual maturities at the reporting dates of the group's and the company's non-derivative financial liabilities, which are based on contractual undiscounted cash flows (including interest payment computed using contractual rate or, if floating, based on rates current at the reporting date) and the earliest date the group and the company can be required to pay:

Group

	Carrying amount	Total contractual undiscounted cash flow	On demand or within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years
	HK$	HK$	HK$	HK$	HK$

At 31 March 2011
Trade and other payables	22,382,707	22,382,707	22,382,707	-	-
Obligations under finance lease	10,700	10,700	10,700	-	-
Amount due to a related company	1,867,192	1,867,192	1,867,192	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
Collateralised bank advances	-			-	-
	27,129,553	27,129,553	27,129,553	-	-

Eyston Company Limited	JV-40

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Liquidity risks (Continued)
Group

	Carrying amount	Total contractual undiscounted cash flow	On demand or within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years
	HK$	HK$	HK$	HK$	HK$

At 31 March 2010
Trade and other payables	22,876,644	22,876,644	22,876,644	-	-
Obligations under finance lease	31,700	31,700	21,000	10,700	-
Amount due to a related company	2,761,291	2,761,291	2,761,291	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
Collateralised bank advances	1,354,556	1,354,556	1,354,556	-	-
	29,893,145	29,893,145	29,882,445	10,700	-

Company

	Carrying amount	Total contractual undiscounted cash flow	On demand or within 1 year	More than 1 year but less than 2 years	More than 2 years but less than 5 years
	HK$	HK$	HK$	HK$	HK$

At 31 March 2011
Trade and other payables	11,188,719	11,188,719	11,188,719	-	-
Obligations under finance lease	10,700	10,700	10,700	-	-
Amount due to a subsidiary	-	-	-	-	-
Amount due to a related company	1,867,192	1,867,192	1,867,192	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
	15,935,565	15,935,565	15,935,565	-	-

At 31 March 2010
Trade and other payables	12,622,218	12,622,218	12,622,218	-	-
Obligations under finance lease	31,700	31,700	21,000	10,700	-
Amount due to a subsidiary	1,507,198	1,507,198	1,507,198	-	-
Amount due to a related company	2,761,291	2,761,291	2,761,291	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	-	-
	19,791,361	19,791,361	19,780,661	10,700	-

Eyston Company Limited	JV-41

31.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (Continued)
Summary of financial assets and liabilities by category
The carrying amounts presented in the statements of financial position relate to the following categories of financial assets and financial liabilities:

	Group		Company
	2011	2010	2011	2010
	HK$	HK$	HK$	HK$
Financial assets
Pledged bank balances	569,775	569,775	569,775	569,775
Available-for-sale financial assets	66,741,363	36,181,312	66,741,363	36,181,312
Loans and receivables:
Trade and other receivables	3,734,519	6,459,693	1,405,909	880,773
Amount due from a shareholder	3,967,752	11,122,337	-	-
Amounts due from subsidiaries	-	-	18,333,806	25,759,355
Cash and cash equivalents	62,947,017	71,317,289	24,078,565	48,436,945
	137,960,426	125,650,406	111,129,418	111,828,160

Financial liabilities
Financial liabilities measured at amortised cost:
Trade and other payables	22,382,706	22,876,644	11,188,719	12,622,218
Obligations under finance lease	10,700	31,700	10,700	31,700
Amount due to a related company	1,867,192	2,761,291	1,867,192	2,761,291
Amount due to a subsidiary	-	-	-	1,507,198
Dividend payable	-	-	-	-
Loans from shareholders	2,868,954	2,868,954	2,868,954	2,868,954
Collateralised bank advances	-	1,354,556	-	-
	27,129,552	29,893,145	15,935,565	19,791,361

32.	CAPITAL MANAGEMENT POLICIES AND PROCEDURES
The group's objectives when managing capital are:

(a)	To safeguard the group's ability to continue as a going concern, so that it continues to provide returns and benefits for its stakeholders;

(b)	To support the group's stability and growth; and

(c)	To provide capital for the purpose of strengthening the group's risk management capability.

The group actively and regularly reviews and manages its capital structure to ensure optimal capital structure and shareholder returns, taking into consideration the future capital requirements of the group and capital efficiency, prevailing and projected profitability, projected operating cash flows, projected capital expenditures and projected strategic investment opportunities.  To maintain or adjust the capital structure, the group may adjust the dividend payables to shareholders, issue new shares or raise and repay debts. The group's capital management objectives, policies or processes were unchanged during the year ended 31 March 2011 and 31 March 2010.  Management regards total equity of HK$213,977,385(2010: HK$198,856,995) as capital for capital management purpose.